Exhibit 99.2
For Immediate Release
Local.com™ Completes Re-branding and Upgrades Search Algorithms
Local.com Being Positioned for 2007 Growth
IRVINE, Calif., Nov. 2, 2006 — Local.com (NASDAQ: LOCM), a leader in local search, today announced a new and improved version of the company’s popular local search engine. In addition, the company has completed its name change to Local.com Corporation and launched a new corporate site at http://corp.local.com.
The company’s ticker symbol has changed to LOCM effective today, November 2, 2006. NASDAQ: INCX inquiries will be directed to NASDAQ: LOCM.
The new company name and the improvements to the search engine are designed to make the Local.com brand synonymous with local search. According to comScore, 25 percent of all Internet searches are local in nature and “local search is poised to become the next killer application for the Web,” with local search usage increasing each month. comScore reports that local searches by U.S. Internet users has virtually doubled this year. Local searches include everything from finding directions to finding products and services.
“Making the right choices with our premium local search brand is important to build trust with our users, advertisers and partners,” said Heath Clarke, chairman and CEO, Local.com. “We are building Local.com into the industry’s leading local search brand by integrating the freshest and most relevant local content onto the site.”
Local.com uses proprietary algorithms paired with web crawlers to constantly update information on its site. Local.com lists over 16 million businesses nationwide and, according to search technology research firm TeleMapics, Local.com delivers the industry’s most relevant search results to users.

Some of the new elements of Local.com include:
•	KeyWordDNA™ 2.0 —a proprietary technology developed to improve the relevance of local search results.

•	People Search — an ability to search for people by name, address, phone number and reverse phone numbers.

•	LocalPromote — a tool for businesses to create a comprehensive profile describing their products and services. This profile is distributed by Local.com to over 20 local search sites and mainstream online directories.

•	LocalConnect — a private label local search engine available to regional media (e.g. newspapers) and other local sites.
Local.com continues to test new products that local businesses can buy and is seeking new avenues to accelerate the site’s advertiser base.

About Local.com
Local.com (NASDAQ: LOCM), is a Top 100 web site according to comScore. Local.com attracts approximately 10 million visitors each month seeking information on local businesses, products, services, people and jobs. Powered by the company’s patent-pending Keyword DNA® and local web indexing technologies, Local.com provides users with targeted, relevant local search results. These results include special offers from local businesses, reviews from other users, local businesses’ website links, maps, driving directions and more. Businesses can advertise on Local.com with subscription, pay per click, banner and pay per call ad products.
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